Exhibit 99.1


            CapLease Announces Second Quarter 2007 Results

    NEW YORK--(BUSINESS WIRE)--Aug. 2, 2007--CapLease, Inc. (NYSE:
LSE), a real estate investment trust (REIT) focused on single-tenant commercial real estate investments, today announced its results for the second quarter ended June 30, 2007.

    Second Quarter 2007 Highlights:

    -- Added $414 Million of New Assets to the Portfolio, Including a $364 Million, 18 Property Net Lease Portfolio

    --  Raised $104.8 Million of Additional Capital through Common
        Equity Offering

    --  Revenues Increased 46%, to $44.2 Million, from the Second
        Quarter of 2006

    --  Funds from Operations of $8.4 Million,(1) or $0.22 Per Share

    Second Quarter 2007 Results:

    For the quarter ended June 30, 2007, the Company's total revenues increased 46% to $44.2 million, compared to $30.3 million in the comparable period in 2006. Net (loss) to common stockholders for the second quarter of 2007 was $(4.0) million, or $(0.10) per share, compared to net income of $0.7 million, or $0.02 per share, in the comparable period of 2006. Funds from operations (FFO) increased 17% to $8.4 million, compared to $7.2 million in the comparable period in 2006. On a per share basis, FFO of $0.22 for the second quarter of 2007 was at the midpoint of our previously announced guidance and was down $0.01 per share from the comparable period of 2006. Second quarter 2007 results included about $0.06 per share of a net charge for unusual items, including approximately $0.07 per share of expenses associated with a bridge facility entered into in connection with the 18 property net lease portfolio (the "EntreCap Portfolio"), approximately $0.01 per share of mark to market losses on securities investments, and approximately $0.02 per share of non-cash gains associated with the retirement of debt we assumed in connection with the acquisition of the EntreCap Portfolio.

    The Company had a record quarter of new asset investment activity, with $413.9 million of assets added to the portfolio during the quarter, highlighted by the $364 million EntreCap Portfolio. The Company also successfully completed a $104.8 million common equity raise during the quarter, with the proceeds used to repay the bridge borrowings associated with the EntreCap Portfolio acquisition. During July 2007, the bridge borrowings were repaid in full.

    Paul McDowell, Chief Executive Officer, stated, "We are very pleased with the results of our second quarter. We had a record quarter for new asset investments, driven by the EntreCap Portfolio acquisition, and we executed well on our plans for refinancing that portfolio and paying off the related $211 million bridge financing on time. The EntreCap Portfolio will contribute positively to our expected 2007 results and over the longer term."

    Six Month Results:

    For the six months ended June 30, 2007, the Company reported total revenues of $79.4 million, reflecting growth of 35% compared to total revenues of $58.6 million in the comparable period of 2006. FFO for the six months 2007 was $16.5 million, or $0.45 per share, compared to FFO of $14.2 million, or $0.48 per share, in the comparable period of 2006. Net (loss) to common stockholders for the six months ended June 30, 2007 was $(4.1) million, or $(0.11) per share, compared to net income of $2.4 million, or $0.08 per share, in the comparable period of 2006.

    Investment Portfolio and Balance Sheet:

    As of June 30, 2007, the Company's portfolio before depreciation and amortization was approximately $2.1 billion, with about 77% invested in owned properties. Approximately 94% of the Company's owned properties are leased to investment grade rated tenants, and approximately 90% of the overall portfolio is invested in owned properties and loans on properties where the underlying tenant is rated investment grade and in investment grade rated real estate securities. The Company's weighted average remaining lease term on its owned property portfolio is approximately 10 years, and is 19 years on the leases underlying its loan portfolio.

    At June 30, 2007, the Company had total assets of $2.2 billion, including $1.6 billion in net real estate investments, $264 million in loan investments, and $213 million in securities available for sale. The Company's portfolio was financed with long-term fixed rate mortgage and CDO debt of $1.2 billion, $385.0 million of short-term variable rate borrowings hedged in anticipation of long-term financing, and $73.3 million of bridge debt associated with the EntreCap Portfolio. The EntreCap Portfolio bridge debt was repaid in full in July 2007.

    As of today, approximately 79% of the Company's portfolio is financed with long-term fixed rate debt, including approximately 88% of our owned property portfolio.

    Dividends:

    In the second quarter of 2007, the Company declared a cash dividend on its common stock in the amount of $0.20 per share. The level of CapLease's common dividend will continue to be determined by the operating results of each quarter, economic conditions, capital requirements, and other operating trends.

    The Company also declared a cash dividend of $0.5078125 on its 8.125% Series A cumulative redeemable preferred stock.

    2007 Guidance:

    CapLease is affirming its full year 2007 FFO guidance. CapLease expects full year 2007 FFO per share and earnings per share (EPS) to be in the range of $1.05 to $1.08, and $(0.10) to $(0.07), respectively. Guidance does not include any material impact from gain on sale activity in the loan portfolio or otherwise.

    CapLease expects FFO per share and EPS for the third quarter of 2007 to be in the range of $0.29 to $0.30, and $0.00 to $0.01, respectively.

    The difference between FFO and EPS is primarily depreciation and amortization expense on real estate investments.

    The Company's 2007 guidance estimates include the Company's assumptions about new investments during the remainder of the year. The factors described in the Forward-Looking and Cautionary Statements section of this release represent continuing risks to the Company's guidance.

    Cash Available for Distribution:

    The Company now expects 2007 cash available for distribution (CAD) to be approximately equal to the current 2007 cash dividend.

    In order to give investors a better sense of the expected cash flow from our current portfolio inclusive of the EntreCap Portfolio but without any new asset investments, CapLease is also providing a next-twelve months CAD estimate. The Company estimates that CAD for July 1, 2007 through June 30, 2008 will be in the range of $0.97 to $1.00. A reconciliation of our next 12-month CAD estimate to net income, along with a summary of our assumptions, is provided as an attachment to this press release.

    Conference Call:

    CapLease will hold a conference call and webcast to discuss the Company's second quarter 2007 results at 11:00 a.m. (Eastern Time) on August 3, 2007. Hosting the call will be Paul H. McDowell, Chief Executive Officer, and Shawn P. Seale, Senior Vice President and Chief Financial Officer.

    Interested parties may listen to the conference call by dialing
(800) 811-7286 or (913) 981-4902 for international participants. A simultaneous webcast of the conference call may be accessed by logging onto the Company's website at www.caplease.com under the Investor Relations section. Institutional investors can access the webcast via the password-protected event management site www.streetevents.com. The webcast is also available to individual investors at www.fulldisclosure.com.

    A replay of the conference call will be available on the Internet at www.streetevents.com and the Company's website for approximately fourteen days following the call. A recording of the call also will be available beginning at approximately 2:00 p.m. (Eastern Time) today by dialing (888) 203-1112 or (719) 457-0820 for international participants and entering passcode 1943730. The replay will be available until midnight August 17, 2007.

    (1) Funds from operations, or FFO, is a non-GAAP financial measure. For a reconciliation of FFO to net income, the most directly comparable GAAP measure, see the schedules attached to this press release.

    Non-GAAP Financial Measures:

    Funds from operations (FFO) and cash available for distribution
(CAD) are non-GAAP financial measures. The Company believes FFO and CAD are useful additional measures of the Company's financial performance, as these measures are commonly used by the investment community in evaluating the performance of an equity REIT. The Company also believes that these measures are useful because they adjust for a variety of non-cash or non-recurring items (like depreciation and amortization, in the case of FFO, and depreciation and amortization, stock-based compensation and straight-line rent adjustments in the case of CAD). FFO and CAD should not be considered as alternatives to net income or earnings per share determined in accordance with GAAP as an indicator of the Company's operating performance or as an alternative to cash flow as a measure of liquidity. Since all companies and analysts do not calculate FFO and CAD in a similar fashion, the Company's calculation of FFO and CAD may not be comparable to similarly titled measures reported by other companies.

    The Company calculates FFO consistent with the NAREIT definition, or net income (computed in accordance with GAAP), excluding gains (or losses) from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures.

    The Company calculates CAD by further adjusting FFO to exclude straight-line rent adjustments, above or below market rent amortization and stock-based compensation, and to include routine capital expenditures on investments in real property and capitalized interest expense (if any). The Company will also adjust its CAD computations to exclude certain non-cash or unusual items. For example, in 2007, CAD is adjusted to exclude the expenses associated with the EntreCap Portfolio bridge facility and the non-cash gains associated with the retirement of the EntreCap Portfolio debt.

    Forward-Looking and Cautionary Statements:

    This press release contains projections of future results and other forward-looking statements that involve a number of trends, risks and uncertainties and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The following important factors could cause actual results to differ materially from those projected in such forward-looking statements.

    -- our ability to make additional investments in a timely manner or on acceptable terms;

    -- our ability to obtain long-term financing for our asset investments at the spread levels we project when we invest in the asset;

    -- adverse changes in the financial condition of the tenants underlying our investments;

    -- increases in our financing costs, our general and administrative costs and/or our property expenses;

    -- changes in our industry, the industries of our tenants, interest rates or the general economy;

    --  the success of our hedging strategy;

    --  our ability to raise additional capital;

    -- impairments in the value of the collateral underlying our investments; and

    --  the degree and nature of our competition.

    In addition, we may be required to defer revenue recognition on real properties we acquire if the property is under construction or is not yet ready for occupancy.

    Developments in any of those areas could cause actual results to differ materially from results that have been or may be projected. For a more detailed discussion of the trends, risks and uncertainties that may affect our operating and financial results and our ability to achieve the financial objectives discussed in this press release, readers should review the Company's Annual Report on Form 10-K, including the section entitled "Risk Factors," and the Company's other periodic filings with the SEC. Copies of these documents are available on our web site at www.caplease.com and on the SEC's website at www.sec.gov. We caution that the foregoing list of important factors is not complete and we do not undertake to update any forward-looking statement.

    About the Company:

    CapLease, Inc. is a real estate investment trust, or REIT, that invests primarily in single tenant commercial real estate assets subject to long-term leases to high credit quality tenants.


CapLease, Inc. and Subsidiaries
Consolidated Income Statements
For the three and six months ended June 30, 2007 and 2006
(Unaudited)

                                    For the Three      For the Six
                                         Months            Months
                                     Ended June 30     Ended June 30
(Amounts in thousands, except per
 share amounts)                      2007     2006     2007     2006
----------------------------------------------------------------------
Revenues:
  Rental revenue                   $32,266  $19,855  $56,387  $36,877
  Interest income from loans and
   securities                        8,586    7,744   16,987   15,959
  Property expense recoveries        2,624    2,128    5,117    4,038
  Gain on extinguishment of debt       621        -      621        -
  Gains on sale of mortgage loans
   and securities                        -        -        -      645
  Other revenue                        145      528      294    1,085
----------------------------------------------------------------------
Total revenues                      44,242   30,255   79,406   58,604
----------------------------------------------------------------------
Expenses:
  Interest expense                  26,948   15,728   46,000   29,752
  Property expenses                  4,668    3,762    8,988    7,327
  (Gain) loss on derivatives          (300)    (125)    (290)    (130)
  Loss on securities                   372        -      372        -
  General and administrative
   expenses                          2,991    2,437    5,600    4,782
  General and administrative
   expenses-stock based
   compensation                        482      542      805    1,214
  Depreciation and amortization
   expense on real property         12,423    6,438   20,626   11,816
  Loan processing expenses              79       66      152      132
----------------------------------------------------------------------
Total expenses                      47,663   28,848   82,253   54,893
----------------------------------------------------------------------
Income (loss) before minority
 interest and taxes                 (3,421)   1,407   (2,847)   3,711
Minority interest in consolidated
 entities                               24       (1)      25       (1)
----------------------------------------------------------------------
Income (loss) from continuing
 operations                         (3,397)   1,406   (2,822)   3,710
Income from discontinued
 operations                            105       49      148       98
----------------------------------------------------------------------
Net income (loss)                   (3,292)   1,455   (2,674)   3,808
Dividends allocable to preferred
 shares                               (711)    (711)  (1,422)  (1,422)
----------------------------------------------------------------------
Net income (loss) allocable to
 common stockholders               $(4,003) $   744  $(4,096) $ 2,386
----------------------------------------------------------------------

Earnings per share:
  Net income (loss) per common
   share, basic and diluted        $ (0.10) $  0.02  $ (0.11) $  0.08
  Weighted average number of
   common shares outstanding,
   basic and diluted                38,566   31,876   36,356   29,896
Dividends declared per common
 share                             $  0.20  $  0.20  $  0.40  $  0.40
Dividends declared per preferred
 share                             $  0.51  $  0.51  $  1.02  $  1.02


CapLease, Inc. and Subsidiaries
Consolidated Balance Sheets
As of June 30, 2007 and December 31, 2006

                                             As Of          As Of
(Amounts in thousands, except share and     June 30,    December 31,
 per share amounts)                           2007           2006
----------------------------------------------------------------------
Assets

Real estate investments, net                $1,589,832     $1,115,001
Loans held for investment                      264,153        273,170
Securities available for sale                  212,535        183,066
Cash and cash equivalents                        8,640          4,425
Asset held for sale                              5,413          2,942
Structuring fees receivable                      2,930          3,253
Other assets                                    92,817         62,443
----------------------------------------------------------------------
Total Assets                                $2,176,320     $1,644,300
----------------------------------------------------------------------
Liabilities and Stockholders' Equity

Mortgages on real estate investments        $  927,942     $  794,773
Collateralized debt obligations                268,208        268,190
Repurchase agreement and other short-
 term financing obligations                    458,276        195,485
Other long-term debt                            30,930         30,930
Intangible liabilities on real estate
 investments                                    53,079         19,693
Accounts payable, accrued expenses and
 other liabilities                              22,999         17,132
Dividends and distributions payable              9,809          7,582
----------------------------------------------------------------------
Total liabilities                            1,771,243      1,333,785
----------------------------------------------------------------------
Minority interest                                2,729          2,859

Commitments and contingencies

Stockholders' equity:
  Preferred stock, $0.01 par value,
   100,000,000 shares authorized, Series
   A cumulative redeemable preferred,
   liquidation preference $25.00 per
   share, 1,400,000 shares issued and
   outstanding                                  33,657         33,657
  Common stock, $0.01 par value,
   500,000,000 shares authorized,
   45,228,157 and 34,091,829 shares
   issued and outstanding, respectively            452            341
  Additional paid in capital                   368,341        277,918
  Accumulated other comprehensive income
   (loss)                                         (102)        (4,260)
----------------------------------------------------------------------
Total Stockholders' Equity                     402,348        307,656
----------------------------------------------------------------------
Total Liabilities and Stockholders'
 Equity                                     $2,176,320     $1,644,300
----------------------------------------------------------------------


CapLease, Inc. and Subsidiaries
Reconciliation of Net Income to Funds from Operations and Cash
 Available for Distribution (unaudited)
For the three and six months ended June 30, 2007 and 2006

                                    For the Three      For the Six
                                         Months            Months
                                     Ended June 30     Ended June 30
(in thousands, except per share
 amounts)                            2007     2006     2007     2006
----------------------------------------------------------------------
Net income (loss) allocable to
 common stockholders               $(4,003) $   744  $(4,096) $ 2,386
Add (deduct):
  Minority interest-OP units           (24)       1      (25)       1
  Depreciation and amortization
   expense on real property         12,423    6,438   20,626   11,816
  Depreciation and amortization
   expense on discontinued
   operations                            -        -       43        -
----------------------------------------------------------------------
Funds from operations                8,396    7,183   16,548   14,203
----------------------------------------------------------------------
Add (deduct):
  Straight-lining of rents           3,386   (2,012)   1,327   (4,982)
  General and administrative
   expenses-stock based
   compensation                        482      542      805    1,214
  Amortization of above and below
   market leases                       243     (162)      23     (328)
  Routine capital expenditures on
   real estate investments              49       59      218      105
  Capitalized interest                   -        -        -        -
  Fees paid in connection with
   bridge-debt financing             2,632        -    2,632        -
  Gain on extinguishment of debt      (621)       -     (621)       -
----------------------------------------------------------------------
Cash available for distribution    $14,567  $ 5,610  $20,932  $10,212
----------------------------------------------------------------------

Weighted average number of common
 shares outstanding, basic and
 diluted                            38,566   31,876   36,356   29,896
Weighted average number of OP
 units outstanding                     263       44      263       22
                                   -----------------------------------
Weighted average number of common
 shares and OP units outstanding,
 basic and diluted                  38,829   31,920   36,619   29,918

Net income (loss) per common
 share, basic and diluted          $ (0.10) $  0.02  $ (0.11) $  0.08
Funds from operations per share $ 0.22 $ 0.23 $ 0.45 $ 0.47 Cash available for distribution
 per share                         $  0.38  $  0.18  $  0.57  $  0.34

Gains on sale of mortgage loans
 and securities                    $     -  $     -  $     -  $   645


CapLease, Inc. and Subsidiaries
Estimated 12 month forward Cash Available for Distribution (unaudited) For the twelve months beginning July 1, 2007

The following is a presentation of estimated cash available for distribution to common stockholders for the existing investment portfolio, for the twelve months beginning July 1, 2007:

                                         July 1, 2007 - June 30, 2008
                                         -----------------------------
                                            Low End        High End
(in thousands, except per share amounts)     Range          Range
----------------------------------------------------------------------
Net income (loss) allocable to common
 stockholders                             $     (1,100)  $        400
Add (deduct):
   Depreciation and amortization expense
    on real property                            54,000         54,000
   Straight-lining of rents                    (10,000)       (10,000)
   General and administrative expenses-
    stock based compensation                     1,800          1,800
   Amortization of above and below
    market leases                                1,400          1,400
   Routine capital expenditures on real
    estate investments                            (300)          (300)
   Gain on extinguishment of debt               (1,175)        (1,175)
----------------------------------------------------------------------
Cash available for distribution           $     44,625   $     46,125
----------------------------------------------------------------------

Common shares outstanding as of August
 2, 2007                                        45,648         45,648
OP units outstanding as of August 2,
 2007                                              263            263
                                         -----------------------------
Common shares and OP units outstanding
 as of August 2, 2007                           45,911         45,911

Net income (loss) per common share,
 basic and diluted                        $      (0.02)  $       0.01
Cash available for distribution per
 share                                    $       0.97   $       1.00


    Assumptions:

    In addition to assuming no new investment activity, the above estimate also assumes no additions to general and administrative expenses and no changes in the share count. The Company undertakes no obligation to update this estimate.


    CONTACT: ICR, Inc.
             Brad Cohen, 212-217-6393
             bcohen@icrinc.com